UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2010

RED TRAIL ENERGY, LLC
(Exact name of registrant as specified in its charter)

North Dakota	000-52033	76-0742311
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 11, 3682 Highway 8 South Richardton, North Dakota 58652
(Address of principal executive offices)

(701) 974-3308
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Results of 2010 Annual Members’ Meeting

On October 28, 2010, Red Trail Energy, LLC (the “Company” or “Red Trail”) held its annual members’ meeting (“Annual Meeting”) to vote on the election of three governors whose terms were scheduled to expire in 2010 and to vote on the reclassification and reorganization of the Company’s membership units.  Of the four nominees, Sid Mauch, Tim Meuchel and Frank Kirschenheiter, were elected by a plurality vote of the members eligible to vote, to serve a term, which will expire in 2013.  The votes for the newly elected governors were as follows:

Governors Elected to Serve until 2013.	For
Sid Mauch	24,426,061
Tim Meuchel	24,494,100
Frank Kirschenheiter	21,885,405

The proposed reclassification and reorganization of the Company’s membership units to provide for three separate and distinct classes of units would have enabled the Company to voluntarily terminate the registration of its units under the Securities and Exchange Act of 1934. Both proposals related to the reclassification and reorganization of the Company’s membership units failed to garner support of two-thirds of the 40,193,973 total membership units.  The votes for and against the two related proposals were as follows:

Proposal #1 to approve the Second Amended and Restated Operating Agreement and the Second Amended and Restated Member Control Agreement:

For:        22,082,241
Against:  7,756,519
Abstain:  150,106

Proposal #1 Failed to Pass: Required 26,797,322 favorable votes.

Proposal #2 to approve the reclassification of the Company’s membership units into three separate and distinct classes:

For:        21,857,241
Against: 8,031,519
Abstain:  100,106

Proposal #2 Failed to Pass: Required 26,797,322 favorable votes.

Preliminary Earnings Reported at Annual Members’ Meeting

The Company presented certain financial results to its members at the Annual Members’ Meeting.  The Company reported estimated revenue for its third fiscal quarter ended September 30, 2010 at approximately  $27,750,000 along with its anticipated net income for the same period of approximately $3,600,000. The Company’s quarterly report on Form 10-Q for the third fiscal quarter ended September 30, 2010 will be filed in November 2010 and will contain a complete discussion of the quarterly financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED TRAIL ENERGY, LLC

November 2, 2010	/s/ Kent Anderson
Date	Kent Anderson, Chief Financial Officer